U. S. Securities and Exchange Commission
                         Washington, D. C. 20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.   Name and Address of Reporting Person
          Philip F. Hock, Jr.
          407 N. Big Spring Street
          Midland, TX  79701

2.   Issuer Name and Ticker or Trading Symbol
          Southwest Royalties Institutional Income Fund XI-A, L.P.

3.   IRS or Social Security Number of Reporting Person
          ###-##-####

4.   Statement for Month/Year
          December 1998

5.   If Amendment, Date of Original
          N/A

6.   Relationship of Reporting Person to Issuer
                Subject person is no longer an officer of the Managing General Partner



Date: December 3, 1998                    /s/ Philip F Hock, Jr.
                                          ----------------------------
                                         Philip   F.   Hock,   Jr.,   Vice-
                                          President   of   Exploration   of
                                          Southwest  Royalties,  Inc.   the
                                          Managing General Partner